SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 5, 2011

HOLLOMAN ENERGY CORPORATION
(Name of Small Business Issuer in its charter)

Nevada	000-52419	77-0643398
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

333 North Sam Houston Parkway East, Suite 600, Houston, Texas, 77060
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (281) 260-0193

_________________________________________________
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On July 29, 2011, we finalized an Oil and Gas Farm-In Agreement (the “Agreement”) with Brandenburg Energy Corporation (“Brandenburg”) under which Brandenburg could earn an undivided 44% working interest in our Petroleum Exploration Licenses (PELs) 112 and 444. Brandenburg’s earn-in is subject to meeting certain milestones which include funding obligations totaling approximately AUD$16.3 million (USD$16.7 million). The Agreement is the only material relationship we have with Brandenburg.

Under the terms of the Agreement, Brandenburg was obligated to pay us AUD$7.4 million (USD$7.6 million) on or before September 20, 2011 to fund seismic data acquisition and conduct a three (3) well drilling program on PEL 112. Brandenburg has been unable to pay this amount. On December 5, 2011, we provided Brandenburg notice of our intent to terminate the Agreement and immediately return the CAD$600,000 deposit Brandenburg placed in escrow with our attorneys in connection with the Agreement. In accordance with contract terms, Brandenburg has thirty (30) business days in which to pay the past due amount.

As a result, we have delayed our December acquisition of seismic data on PEL 112, and have initiated discussions with our seismic services provider to determine the next opportunity to undertake the survey. In connection with this delay, we have requested a six month extension until July 10, 2012 from the Australian Government to complete the survey.

We are pursuing alternative farm-out opportunities with related and unrelated parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLOMAN ENERGY CORPORATION

Date: December 8, 2011	By:	/s/ Robert Wesolek
Robert Wesolek
Chief Financial Officer

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